Exhibit 4.3

ENCAPSION, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

January 16, 2007

			Pace

1.	Purchase and Sale of Preferred Stock		1

	1.1	Sale and Issuance of Series A Preferred Stock	1
	1.2	Closing; Delivery	1
	1.3	Defined Terms Used in this Agreement	2

2.	Representations and Warranties of the Company		3

	2.1	Organization, Good Standing, Corporate Power and Qualification	3
	2.2	Capitalization	3
	2.3	Subsidiaries	4
	2.4 Authorization		4
	2.5	Valid Issuance of Shares	5
	2.6	Governmental Consents and Filings	5
	2.7 Litigation		5
	2.8	Intellectual Property	6
	2.9	Compliance with Other Instruments	6
	2.10 Agreements; Actions		7
	2.11	Certain Transactions	7
	2.12 Rights of Registration and Voting Rights		8
	2.13 Absence of Liens		8
	2.14 Financial Statements		8
	2.15 Changes		8
	2.16 Employee Matters		8
	2.17 Tax Returns and Payments		10
	2.18 Insurance		10
	2.19 Confidential Information and Invention Assignment Agreements		10
	2.20 Permits		10
	2.21 Corporate Documents		11
	2.22 83(b) Elections		11
	2.23 Environmental and Safety Laws		11
	2.24 Disclosure		11

3.	Representations and Warranties of the Purchasers		12

	3.1	Authorization	12
	3.2	Purchase Entirely for Own Account	12
	3.3	Disclosure of Information	12
	3.4	Restricted Securities	12
	3.5	No Public Market	13
	3.6 Legends		13
	3.7	Accredited Investor	13
	3.8	Foreign Investors	13
	3.9	No General Solicitation	13
	3.10 Exculpation Among Purchasers		14

(continued)

Exhibit A     Schedule of Purchasers

Exhibit B     Form of Amended and Restated Certificate of Incorporation

Exhibit C     Disclosure Schedule

Exhibit D     Form of Investors’ Rights Agreement

(continued)

Page

Exhibit E      Form of Right of First Refusal and Co-Sale Agreement

Exhibit F      Form of Voting Agreement

Exhibit G     Statement of Cash Flows

iii

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 16th day of January, 2007 by and among ENCAPSION, INC., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.           Purchase and Sale of Preferred Stock.

1.1.        Sale and Issuance of Series A Preferred Stock.

(a)         The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)         Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series A Preferred Stock set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $2.9651 per share. The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2.        Closing; Delivery.

(a)         The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10 A.M., on January , 2007, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”), provided that at least 2,000,000 Shares must be sold in order to consummate the Initial Closing. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)         At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to Purchaser, or by any combination of such methods.

(c)          After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, up to 505,885 additional shares of Series A Preferred Stock (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”) of the then outstanding Shares, provided that (i) such subsequent sale is consummated prior to 90 days after the Initial Closing, (ii) each Additional Purchaser shall become a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements, and (Ili) that the aggregate number of shares of Series A Preferred Stock sold at all Closings shall not exceed 2,529,425. Exhibjt A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.3. Defined Terms ilsed in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital Rind now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Investors’ Rights Agreement” means the agreement among the Company and the Purchasers dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement.

“Key Employee” means Jon Edelson, MD.

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of the Chief Executive Officer.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Purchaser” means each of the Purchasers who is initially a party to this Agreement.

“Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit E attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Series A Preferred Stock issued at the Closing.

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Right of First Resale and Co-Sale Agreement, the Voting Agreement and any Management Rights Letters and ‘Indemnification Agreements].

“Voting Agreement” means the agreement among the Company, the Purchasers and certain other stockholders of the Company, dated as of the date of the Closing, in the form of xhibity attached to this Agreement.

2.        Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1.     Organization, Good Standing, Corporate Power and Qualification.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has ail requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted, The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.  Capitalization. The authorized capital of the Company consists, immediately prior to the Closing and prior to the filing of the Restated Certificate, of

(a)      12,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), 5,459,699 of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no treasury stock and no shares of Common Stock in its treasury.

(b)      2,529,425 shares of Series A Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), none of which are issued and outstanding immediately prior to the Closing, The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the general corporation law of the jurisdiction of the Company’s incorporation.

(c)     The Company has reserved 610,882 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its [2006 Stock Option Plan] duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 105,882 shares have been granted and are currently outstanding, and 505,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(d)     Section 2.2(e) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.2(d) of this Agreement and Section 2.2(e) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A Preferred Stock.

(a)        Except as set forth in Schedule 2.2(e), none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of’ any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(I)        4Q9A. No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code.

2.3.         Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity, The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4.                 Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the

Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

2.5.      Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or Imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6(11) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal arid state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6.      Governmental consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (1) the filing of the Restated Certificate, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation I) of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7,      Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened In writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8.      Intellectual Property. Except as set forth in Schedule 2.8, the Company owns or possesses sufficient legal rights to, without payment or royalty obligations to a third party, all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there arc no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Section 2.8 of the Disclosure Schedule lists all Company Intellectual Property. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, Including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.9.      Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any sueh violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company,

2.10.     Agreements; Actions.

(a)      Except for the Transaction Agreements, and as set forth on Schedule 2.10(a), there are no agreements, understandings, Instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (1) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)      The Company has not (i) declared or paid any dividends, or authorised or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, except as set forth on Schedule 2.10(h), (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Sectir 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shalt be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)       The Company is not a guarantor or indemnitor of any indebtedness of any other Person,

(d)      The Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding 0) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

2.11.     Certain Transactions.

(a)      Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the Issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any ☐f its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)      The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses, which expenses andfor benefits are not in excess of $5,000.00 with respect to any individual, and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (1) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. None of the Company’s Key Employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, Joint venture partners, licensees and competitors.

2.12.       Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company Is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company,

2.13.       Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.14.       Financial Statements, The Company has provided to each Purchaser Its statement of cash flows as of October 31, 2006 (the “Financial Statement”), which are attached hereto as Exhibit G. The Financial Statement fairly presents in all material respects the statement of cash flows and financial condition of the Company as of the date indicated therein. Except as set forth in the Financial Statement and the Disclosure Schedule, the Company has no material liabilities or obligations, contingent or otherwise.

2.15.       Changes. To the Company’s knowledge, since October 31, 2006, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.”

2.16.       Employee Matters

(a)      As of the date hereof, the Company employs 2 Rill-time employees and 1 part-time employee and engages 1 consultant or independent contractors.

(b)      To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)       The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in ail material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)      To the .Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services, except for the Key Employee.

(e)       The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings ofthc Company’s board of directors.

(t)      The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title 1(B) of the Employee Retirement Income Security Act of 1974, as amended (“ERNA”), and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)     The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract,

commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(h)      To the Company’s knowledge, none of the Key Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise Imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other typo of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17:       Tax Returns and Payments. There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2,18.       Insurance. The Company has or will obtain promptly following the Closing general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

2.19.       Confidential Information and Invention _Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee, officer or consultant of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s, officer’s, or consultant’s Confidential Information Agreement. The Company is not aware that any of its Key Employees, officers or consultants is in violation thereof.

2.20,       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21.       Corporate Documents. The Restated Certificate of the Company is in the form provided to the Purchasers.

2.22        83(b) Elections, To the Company’s knowledge, ail elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.

2.23        Environmental and Safety Laws, Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or ether applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24                Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate thrnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that It will achieve any results projected in the Business Plan. it is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not Jointly, that;

3.1, Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) es limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3, Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4. Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. Purchaser understands that this offering is not intended to be part of the public offering, and that Purchaser will not be able to rely on the protection of Section 11 of the Securities Act,

3.5, No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6.     Legends, The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)        “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)        Any legend set forth in, or required by, the other Transaction Agreements.

(c)        Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3,7.     Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8,     Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (1) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (Iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction,

3.9.     No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10. Exculpation Among Purchasers.  Each Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.11, Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.         Conditions to Ike Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1.         The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of such Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

4.2, Performance, The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or compiled with by the Company on or before the Closing.

4.3. Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5. Board of Directors. As of the Closing, the authorized size of the Board shall be five (5) members, and the Board shall be comprised of (I) one (1) representative designated by the Series A, who will initially be Carter Meyer (the “Series A Director”); (ii) one (1) representative designated by ABV, who shall initially be Geoff Smith, (iii) Ion Edelson, (iv) a vacancy for one director nominated by Jon Edelson (and, until such director is elected, a second vote shall be cast by Jon Edelson), and (v) a vacancy for one (1) person who is not employed by the Company and who is mutually acceptable to the other directors.

4.6. investors’ Rights Agreement. The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.7. Right of’ First Refusal and Co-Bale Agreement, The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

4.8. Voting Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

4.9. Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.10. Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.11. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.        Conditions of the Company’s Obligations at Closjpg. The obligations of the Company to sell Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.     Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall he true and correct in all material respects as of the Closing.

5.2.     Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing,

5.3.     Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4.     Investors’ Rights Agreement. Each Purchaser shall have executed and delivered the Investors’ Rights Agreement.

5.5. Right of First_ Refusal end Co-Sale Agreement, Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.6. Voting Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

6.        Miscellaneous.

6.1.     Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery ofthis Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2.     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of mid be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3, Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law,

6.4. Counterparts: Facsimile, This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5.     Titled and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given; (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (o) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy shall also be sent to Faber Daeufer & Rosenberg PC, 950 Winter Street, Suite 4500, Waltham, MA 02451, Attention: Joseph L,. Faber, Esq., Facsimile; (781) 7954747, and if notice is given to the Purchasers, a copy shall also be given to Akin Gump Strauss Hauer Feld LLP, 300 Convent Street, San Antonio, TX 78205-3732, Facsimile:

6.7. No Finder’s Fees. Each party represents that, except as set forth in the Disclosure Schedule, it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of’ its officers, employees or representatives is responsible.

6.8. Fees and Expenses. At the Closing, the Company shall pay the reasonable fees and expenses of the Purchasers’ counsel in connection with their review of the Company’s intellectual property or investment documents, up to a maximum of $10,000.

6.9. Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10. Amendments and Waivers. Except as set forth in Section 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and a majority of the Purchasers. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13. Entire Agreement, This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the till and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14. 10 Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (1) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement, Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate In any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

ENCAPSION, INC.

By:	/s/ Jon Edelson
Name: Jon Edelson
Title: Chief Executive Officer

SIGNATURE PAGE TO SERIES A STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASER

SHD ENCAPSION PARTNERS, LLC

By: Scientific Health Development Ltd., its sole manager

By: SHD GP, LLC, its general partner

By:	/s/ Carter Meyer
Carter Meyer, Chief Executive Director

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

PURCHASER

ASCENT BIOMEDICAL VENTURES I, LP

By: ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith
Name: Geoffrey W. Smith
Title: Director

PURCHASER

ASCENT BIOMEDICAL VENTURES I NY, LP

By: ABV, LLC, its General Partner

By:	/s/ Geoffrey Smith
Name: Geoffrey Smith
Title: Director

EXHIBITS

Exhibit A -           Schedule of Purchasers

Exhibit B -           Form of Amended and Restated Certificate of Incorporation

Exhibit C -           Disclosure Schedule

Exhibit D -           Form of Investors’ Rights Agreement

Exhibit B -           Form of Right of First Refusal and Co-Sale Agreement

Exhibit F -            Form of Voting Agreement

iii

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

MAJOR FAMILY PARTNERSHIP

By:	/s/ Martin Major

Name:	Martin Major

Title:	General Partner

SIGNATURE PAGE TO SERIES A STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof,

INVESTOR:

DRUKER/MCCOMBS FUND, LP

By:	/s/ Henry L. Druker

Name: Henry L. Druker

Title: Lead Member/Lead Principal

SIGNATURE PAGE TO SERIES A STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR;
UNIVERSITY OF MASSACHUSETTS

By:	/s/ Stephen W. Lenhardt

Name: Stephen W. Lenhardt
Title: Vice President for Management &
Fiscal Affairs and Treasurer

IN WITNESS WHEREOF, the parties hereto have executed the SERIES A PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

/s/ Lehman Brothers
Name: Lehman Brothers fbo David B. Musket
SEP IRA: Account # 742-00555-14

SIGNATURE PAGE TO SERIES A STOCK PURCHASE AGREEMENT